Exhibit 4.49
(HK-law-governed Version)
To : HSBC Bank (China) Company Limited Shenzhen Branch
GUARANTEE BY LIMITED COMPANY (Limited Amount — Under Common/Corporate Seal)
1.	Definitions

“Bank” means HSBC Bank (China) Company Limited Shenzhen Branch and its successors and assigns;

“Banking Facilities” means such facilities as the Bank may make or continue to make available to the Customer or to any other person at the request of the Customer;

“Customer” means the person whose name and address are specified in the Schedule;

“Default Interest” means interest at such rate as the Bank may specify, compounded monthly if not paid on the dates specified by the Bank;

“Exchange Rate” means the rate for converting one currency into another currency which the Bank determines to be prevailing in the relevant foreign exchange market at the relevant time, such determination to be conclusive and binding on the Guarantor;

“Guaranteed Moneys” means (i) all moneys in any currency owing by the Customer to the Bank at any time, actually or contingently, in any capacity, alone or jointly with any other person, (ii) interest on such moneys (both before and after any demand or judgment), to the date on which the Bank receives payment, at the rates payable by the Customer or which would have been payable but for any circumstance which restricts payment and (iii) expenses of the Bank in enforcing this Guarantee on a full indemnity basis;

“Guarantor” means the person whose name and address are specified in the Schedule;

“Maximum Liability” means the sum specified in the Schedule plus Default Interest on that sum or part thereof (to the extent that it is not paid by the Guarantor on demand by the Bank) and expenses of the Bank in enforcing this Guarantee on a full indemnity basis; where a liability for Guaranteed Moneys is incurred in a currency different from the currency in which the Maximum Liability is stated and the equivalent of that liability in the currency in which the Maximum Liability is stated, calculated at the Exchange Rate, has increased since it was incurred, that increase shall be added to the Maximum Liability;

“person” includes an individual, firm, company, corporation and an unincorporated body of persons; and

“Process Agent” means the person, if any, whose name and Hong Kong address are specified in the Schedule.

2.	Guarantee
     In consideration of the Banking Facilities, the Guarantor guarantees to pay the Guaranteed Moneys to the Bank on demand.
     The liability of the Guarantor shall not exceed the Maximum Liability.
     The Guarantor shall pay Default Interest (to the extent that it is not paid by the Customer) on the Guaranteed Moneys from the date of demand by the Bank on the Guarantor until the Bank receives payment of the whole of the Guaranteed Moneys (both before and after any demand or judgment or any circumstance which restricts payment by the Customer).
     A certificate of balance signed by any duly authorized officer of the Bank shall be conclusive evidence against the Guarantor of the amount of the Guaranteed Moneys owing at any time.
     The Bank shall be entitled to retain this Guarantee and any security it has in respect of the Guaranteed Moneys for such period as the Bank may certify to the Guarantor to be appropriate in order to protect the interests of the Bank in respect of the Guaranteed Moneys.
3.	Continuing and Additional Security
     This Guarantee is a continuing security and shall secure the whole of the Guaranteed Moneys until one calendar month after receipt by the Bank of notice in writing by the Guarantor or a liquidator or receiver of the Guarantor to terminate it. Nevertheless and despite the giving of such notice, this Guarantee shall continue to apply to the Guaranteed Moneys in respect of which the Customer is or becomes actually or contingently liable up to such termination and the Guarantor guarantees to pay such Guaranteed Moneys to the Bank on demand whether that demand is made before, at the time of or after such termination.
     This Guarantee is in addition to, shall not be affected by and may be enforced despite the existence of any other guarantee or security held by the Bank.
4.	Customer’s Accounts

The Bank may, at any time and despite the termination of this Guarantee, continue any existing account and open any new account in the name of the Customer and no subsequent transactions, receipts or payments involving such new accounts shall affect the liability of the Guarantor.

5.	Payments
     Payments by the Guarantor shall be made to the Bank as specified by the Bank without any set-off, counterclaim, withholding or condition of any kind except that, if the Guarantor is compelled by law to make such withholding, the sum payable by the Guarantor shall be increased so that the amount actually received by the Bank is the amount it would have received if there had been no withholding.
     Payment by the Guarantor to the Bank shall be in the currency of the relevant liability or, if the Bank so agrees in writing, in a different currency, in which case the conversion to that different currency shall be made at the Exchange Rate.
     No payment to the Bank under this Guarantee pursuant to any judgment, court order or otherwise shall discharge the obligation of the Guarantor in respect of which it was made unless and until payment in full has been received in the currency in which it is payable under this Guarantee and, to the extent that the amount of any such payment shall, on actual conversion into such currency, at the Exchange Rate, fall short of the amount of the obligation, expressed in that currency, the Guarantor shall be liable for the shortfall.
     Any moneys paid to the Bank in respect of the Guaranteed Moneys may be applied in or towards satisfaction of the same or placed to the credit of such account as the Bank may determine with a view to preserving its rights to prove for the whole of the Guaranteed Moneys.
     If any moneys paid to the Bank in respect of the Guaranteed Moneys are require dto be repaid by vitue of any law relating to insolvency, bankruptcy or liquidation or for any other reason, the Bank shall be entitled to enforce this Guarantee as if such moneys had not been paid.
6.	Set-off

The Bank may, at any time and without notice, apply any credit balance to which the Guarantor is entitled on any account with the Bank in or towards satisfaction of the Guaranteed Moneys. For this purpose, the Bank is authorized to purchase, at the Exchange Rate, such other currencies as may be necessary to effect such application with the moneys standing to the credit of such account.
7.	Lien

The Bank is authorized to exercise a lien over all property of the Guarantor coming into the possession or control of the Bank, for custody or any other reason and whether or not in the ordinary course of banking business, with power for the Bank to sell such property to satisfy the Guaranteed Moneys.

8.	Guarantor as Principal Debtor

The liability of the Guarantor under this Guarantee shall not be discharged or otherwise affected by reason of the Bank entering into any agreement or arrangement with the Customer or any other person or by reason of any legal limitation, disability or incapacity or any other act, omission or circumstance which, but for this provision, would discharge the Guarantor to any extent. Any Guaranteed Moneys which may not be recoverable from the Customer for any such reason shall be recoverable by the Bank from the Guarantor as principal debtor by way of indemnity, on demand, together with Default Interest thereon in accordance with Clause 2.03.

9.	Guarantor as Trustee
     The Guarantor shall not, until the whole of the Guaranteed Moneys have been received by the Bank, exercise its rights of subrogation, indemnity, set-off counterclaim against the Customer or its rights to participate in any security the Bank has in respect of the Guaranteed Moneys, or , unless required by the Bank to do so, to prove in the bankruptcy or liquidation of the Customer. The Guarantor shall hold any amount recovered, as a result of the exercise of any of such rights, on trust for the Bank and shall pay the same to the Bank immediately on receipt.
     The Guarantor has not taken any security from the Customer and agrees not to do so until the Bank has received the whole of the Guaranteed Moneys. Any security taken by the Guarantor in breach of this provision shall be held in trust for the Bank as security for the Guaranteed Moneys and all moneys at any time received in respect thereof shall be paid to the Bank immediately on receipt.
10.	No Waiver

No act or omission by the Bank pursuant to his Guarantee shall affect its rights, powers and remedies hereunder or any further or other exercise of such rights, powers or remedies.

11.	Consent

The Guarantor agrees that the Bank may, for such purposes as the Bank may consider reasonably appropriate, disclose and/or obtain information concerning the Guarantor (including details of and relating to all or any transactions or dealings between the Guarantor and the Bank) to or from:
(a)	any agent, contractor or third party service provider (whether situated within or outside Hong Kong) which provides administrative, telecommunications, computer, payment, processing or other services to the Bank in connection with the operation of its business;

(b)	credit reference agencies;

(c)	any person to whom the Bank is under an obligation to make disclosure under the requirements of any applicable laws, regulations or judicial process; and

(d)	any actual or proposed participant or sub-participant of the Banking Facilities (or any part thereof).
In the event that such information includes the personal or other data of any third party or individual, the Guarantor confirms and warrants that it has obtained the consent of such third party or individual to the provision of such data to the Bank for such purposes and for disclosure to such persons as referred to in this Clause. The Guarantor will indemnify and hold the Bank harmless from all costs, penalties, damages and other losses incurred as the result of any breach of the terms of this Clause.
12.	Assignment
     The Guarantor may not assign or transfer any of its rights or obligations hereunder. The Bank may assign any of its rights hereunder to a person in whose favour its has made an assignment of all or any of the Banking Facilities.
     Without prejudice to the foregoing and any right of assignment enjoyed by the Bank under any applicable law or any other documents, the Bank may, without the Guarantor’s consent, assign any and/or all of its rights and obligations hereunder to any HSBC Group member(s) that are/is more than 50% owned or controlled by HSBC Group or to any branch or sub-branch of the Bank.
13.	Communications

Any notice, demand or other communication under this Guarantee shall be in writing addressed to the Guarantor at its registered office address or at the last address registered with the Bank and addressed to the Bank at its office specified in the Schedule or such other address as the Bank may notify to the Guarantor for this purpose any may be delivered personally, by leaving it at such address, by post, facsimile transmission or telex and shall be deemed to have been delivered to the Guarantor at the time of personal delivery or on leaving it at such address or on the second day following the day of posting or on the day of dispatch, if sent by facsimile transmission or telex, and to the Bank on the day of actual receipt.
14.	Severability

Each of the provisions of this Guarantee is severable and distinct from the others and, if one or more of such provisions is or becomes illegal, invalid or unenforceable, the remaining provisions shall not be affected in any way.

15.	Governing Law and Jurisdiction
     The Guarantee is governed by and shall be construed in accordance with the laws of the Hong Kong Special Administrative Region (“Hong Kong”).
     The Guarantor submits to the non-exclusive jurisdiction of the Hong Kong courts but this Guarantee may be enforced in the courts of any competent jurisdiction.
16. Governing Version
This Guarantee is executed in an English version and/or a Chinese version. In case both versions are executed, the English version is the governing version and shall prevail whenever there is any discrepancy between the English version and the Chinese version.

17.	Process Agent

If a Process Agent is specified in the Schedule, service of any legal process on the Process Agent shall constitute service on the Guarantor.

18.	Execution

This Guarantee has been entered into by the Guarantor under its common corporate seal, whichever may be affixed below, on 31 Dec 2007

     Schedule
Address of Bank’s Office (for the purpose of Clause 13 only)

8/F, China Resources Building, No. 5001, Shennan Road East, Luohu District, Shenzhen
Details of Customer

Name	*Address

Jetup Electronic (Shenzhen) Co., Ltd.	Sanyidui Industrial Zone, Zhoushi Road, Jiuwei Village,

Xixiang, Baoan, Shenzben, PRC
Details of Guarantor

Name	*Address

Nam Tai Electronic & Electrical Products Limited	Suites 1506-1508, 15th Floor, One Exchange Square, 8

Connaught Place, Central, Hong Kong
Specified Sum in Respect of Maximum Liability *
HK$110,000,000.- plus interest, fees and expenses.
Details of Process Agent

Name	*Address
Executed under the Seal of the Guarantor in the presence of the following Director(s) and/or Secretary:

Signature of Director/Secretary	Signature of Director/Secretary

Original Signed By Mr. John Farina	Original Signed By Ms. WONG Kuen Ling

Name	Name

John Farina	WONG Kuen Ling

Office	Office

Director	Director

Identification Document Type and Number	Identification Document Type and Number

Canadian Passport No. JP568587	H.K.I.D. No. E974846(A)

Witnessed by:

Signature of Witness	Signature of Witness

Original Signed By Mr. WONG Long Kee	Original Signed By Mr. WONG Long Kee

Name	Name

WONG Long Kee	WONG Long Kee

Office	Office

Company Secretary	Company Secretary

Identification Document Type and Number	Identification Document Type and Number

H.K.I.D. No. K003729(A)	H.K.I.D. No. K003729(A)

*	P O Box is not acceptable

*	Please inset below the principal amount of the Banking Facilities.

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